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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256



ROFIN-SINAR REPORTS RESULTS FOR THE THIRD QUARTER OF FISCAL YEAR 2008

            SALES AND ORDER BACKLOG AT RECORD NEW LEVELS


Plymouth, MI / Hamburg, Germany -- August 6, 2008 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2008.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended            Nine months ended
                    6/30/08   6/30/07   % Change   6/30/08   6/30/07  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $149,667  $121,378  +  23 %   $420,957  $349,185  +  21 %
Net income          $ 16,097  $ 14,294  +  13 %   $ 43,772  $ 38,862  +  13 %
Earnings per share
  "Diluted" basis   $   0.54  $   0.45  +  20 %   $   1.42  $   1.23  +  15 %

The diluted earnings per share calculation reflects the stock split of December 5, 2007, and is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.9 million and 31.9 million for each of the fiscal quarters and 30.8 million and 31.7 million for the nine month periods ending June 30, 2008 and 2007.


"We are very pleased with our results, especially given the overall macroeconomic environment. In the third quarter, we achieved a record high in sales revenue and our second best quarterly order entry in history, results that demonstrate that our strategy to further broaden Rofin's global presence and focus on specific industries is working," commented Gunther Braun, CEO and President of RSTI. "The primary reasons for our success were increased demand in Asia and North America and improved sales to the automotive, semiconductor, electronics and photovoltaic industries."






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FINANCIAL REVIEW

Third Quarter

Net sales totaled $149.7 million for the third quarter ended June 30, 2008, a 23%, or $28.3 million, increase over the comparable quarter of fiscal year 2007. The weakening of the US Dollar, particularly against the Euro, resulted in a net sales increase of $10.9 million in the third quarter. Gross profit totaled $62.9 million, compared to $51.7 million in the same period of fiscal year 2007, and decreased from 43% to 42% of net sales. Net income amounted to $16.1 million, or 11% of net sales, compared to $14.3 million, or 12% of net sales, in the same period last year. Diluted earnings per share equaled $0.54 for the quarter, based upon 29.9 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.45, based upon 31.9 million weighted-average common shares outstanding, for the same period last fiscal year.

SG&A expenses increased by $5.2 million to $27.3 million, representing 18% of net sales. In addition, the amortization expense in the third quarter of fiscal year 2008 increased by $0.1 million over the comparable period last year to $1.2 million (1% of net sales), as a result of the recent acquisition. Net R&D expenses increased by $3.6 million to $10.9 million, representing 7% of net sales.

Compared to the third quarter ended June 30, 2007, net sales of laser products used for macro applications increased by 15% to $60.3 million, accounting for 40% of total sales. Net sales of lasers for marking and micro applications increased by 24% to $71.3 million and represented 48% of total revenues. Sales of components increased by 56% to $18.1 million and represented 12% of total revenues.


Nine Months

For the nine months ended June 30, 2008, net sales totaled $421.0 million, an increase of $71.8 million, or 21%, over the comparable period in 2007. The weakening of the US Dollar, particularly against the Euro, resulted in a net sales increase of $37.5 million. Gross profit for the period was $182.2 million, $35.4 million higher than in the same period in 2007. Net income for the nine month period ended June 30, 2008, totaled $43.8 million, with diluted earnings per share of $1.42 based upon the weighted average of 30.8 million common shares outstanding.

Net sales of lasers for macro applications increased by $34.8 million, or 24%, to $181.7 million and net sales of lasers for marking and micro applications increased by $25.7 million, or 15%, to $196.4 million. Sales of components increased by $11.3 million, or 36%, to $42.8 million from the comparable period in fiscal year 2007.

On a geographical basis, for the nine months ended June 30, 2008, net sales in North America increased by 23% and totaled $100.5 million (2007: $82.0 million). In Europe, net sales increased by 11% to $220.2 million (2007:
$198.5 million) and in Asia, net sales increased by 46% to $100.2 million (2007: $68.6 million).

Order entry for the third quarter was $151.8 million, which resulted in a record order backlog on June 30, 2008 of $149.3 million, mainly for laser products.



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As of June 30, 2008, the Company's share buyback program was complete and
2.8 million shares of common stock were repurchased for a total amount of approximately $120.0 million.


OUTLOOK
"With a record order backlog and a wide product portfolio servicing a highly diversified customer base, we are confident about our prospects in the near future. The softening of the demand for our macro products from the machine tool industry should be offset by higher demand for our micro and marking laser products, together with increased contribution from the components business", commented Peter Wirth, Executive Chairman of the Board.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and Japan, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 28,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Wednesday, August 6, 2008. This call is also being broadcast live over the internet in listen-only mode. A replay of the webcast will be made available for approximately 90 days following the call. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Refferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900).

(Tables to follow)


























(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months            Nine months
                                       ended                   ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/08      6/30/07     6/30/08     6/30/07
                               ----------  ----------  ----------  ----------
-Macro                         $  60,284   $  52,352   $ 181,713   $ 146,883
-Marking/Micro                    71,302      57,467     196,398     170,753
-Components                       18,081      11,559      42,846      31,549
                               ----------  ----------  ----------  ----------
Net sales                        149,667     121,378     420,957     349,185
Cost of goods sold                86,737      69,642     238,715     202,348
                               ----------  ----------  ----------  ----------
    Gross profit                  62,930      51,736     182,242     146,837
Selling, general, and
    administrative expenses       27,297      22,060      78,888      64,356
Intangibles amortization           1,192       1,129       5,839       3,024
Research and development expenses 10,939       7,385      29,879      20,643
                               ----------  ----------  ----------  ----------
    Income from operations        23,502      21,162      67,636      58,814
Other expense (income)           (   663)    ( 1,763)      1,472     ( 3,836)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       24,165      22,925      66,164      62,650
Income tax expense                 7,872       8,331      21,901      23,088
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  16,293      14,594      44,263      39,562
Minority interest                    196         300         491         700
                               ----------  ----------  ----------  ----------
    Net income                  $ 16,097    $ 14,294    $ 43,772    $ 38,862
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.54    $   0.45    $   1.42    $   1.23
 ** "basic" basis               $   0.55    $   0.46    $   1.46    $   1.26


* The diluted earnings per share calculation reflects the stock split of December 5, 2007, and is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.9 million and 31.9 million for each of the fiscal quarters and 30.8 million and 31.7 million for the nine month periods ending June 30, 2008 and 2007.


** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 29.3 million and 31.0 million for the fiscal quarters ending June 30, 2008 and 2007, and 29.9 million and 30.9 million for the nine month periods.








(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                       At            At
                                                     6/30/08       9/30/07
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 111,560      $ 228,209
  Trade accounts receivable, net                     122,829        103,660
  Inventories net                                    174,524        135,806
  Other current assets                                20,172         19,561
                                                   -----------    ----------
    Total current assets                             429,085        487,236
  Net property and equipment                          59,776         43,843
  Other non-current assets                           118,102         95,145
                                                   -----------    ----------
    Total non-current assets                         177,878        138,988
                                                   -----------    ----------
    Total assets                                   $ 606,963      $ 626,224
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  59,337      $  27,952
  Accounts payable, trade                             27,526         18,197
  Other current liabilities                           76,576         96,179
                                                   -----------     ---------
    Total current liabilities                        163,439        142,328

  Long-term debt                                       7,147         12,639
  Other non-current liabilities                       23,417         22,334
                                                   -----------     ---------
    Total liabilities                                194,003        177,301
    Net stockholders' equity                         412,960        448,923
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 606,963      $ 626,224
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "with a record order backlog and a wide product portfolio servicing a highly diversified customer base, we are confident about our prospects in the near future" or "the softening of the demand for our macro products from the machine tool industry should be offset by higher demand for our micro and marking laser products, together with increased contribution from the components business", is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.